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                                                                    Exhibit 10.5





April 28, 2004

Mr Frank E. Weise III
VIA FACSIMILE

Dear Mr Weise:

RE:   EMPLOYMENT ARRANGEMENTS

While we are sorry to see you leave your position as Chief Executive Officer of Cott Corporation ("Cott"), we are pleased that you intend to continue with your role as chairman of its board of directors. This agreement sets forth the terms and conditions upon which you agree to continue to act as chairman of Cott's board of directors.

CHAIRMAN

      1. During the Term of this agreement (as described in paragraph 7 hereof), Cott agrees to submit your name for election to the board of directors of Cott at each annual meeting of Cott's shareowners and to recommend to the board of directors, or any appropriate committee thereof, your continued appointment as a chairman of Cott's board of directors provided that (a) you are not disqualified by applicable law from acting as a director of Cott, (b) you are not otherwise in breach of this agreement, (c) you were elected to Cott's board of directors by shareowners at the most recent meeting held for that purpose and (d) Cott has not otherwise determined that it is not in the best interests of Cott to make such submissions or recommendations.

      2. You will devote such time and attention as Cott's board of directors deems necessary to perform the duties of chairman of the board of directors of Cott, such duties to be consistent with your commitment to be an active chairman with particular involvement with customers, investors and strategic planning.

      3. Commencing in January 2005 and for so long as you remain chairman of Cott's board of directors, you will be entitled to receive an annual fee of $250,000, payable in bi-weekly instalments.

TERMINATION OF EMPLOYMENT

      4. This agreement confirms the termination of your employment with Cott and the employment agreement between you and Cott made as of the 10th day of December, 2002 (the "Employment Agreement") effective as of September 1, 2004 (the "Termination Date"). You will, of course, be entitled to your base salary, bonus and benefits earned to the Termination Date. Effective as of September 1, 2004 this agreement supersedes all prior agreements and arrangements between you and Cott, whether written or verbal, and the parties hereto agree that all such prior agreements and arrangements, including the
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            Employment Agreement, are hereby terminated without further obligation by either Cott or you. Notwithstanding the foregoing:

            (a) Sections 4.1 - Confidentiality, 4.2 - Inventions, 4.3 - Corporate Opportunities, 4.4 - Restrictive Covenants and 4.5 - General Provisions of the Employment Agreement are hereby incorporated by reference into this agreement and shall continue to be in full force and effect and binding upon the parties hereto during the term of this agreement and for such period of time following this agreement as they would have been in effect following the termination of the Employment Agreement; and

            (b) Cott confirms that you will be entitled to the benefits prescribed by Subsection 3.3(e) of the Employment Agreement for the period of time prescribed by such section during the Term of this agreement and upon termination of this agreement.

      5. Notwithstanding anything to the contrary in the Employment Agreement, all options for common shares of Cott which have been granted to you by Cott prior to September 1, 2004 shall vest in accordance with the terms of such options provided for at the date of grant.

      6. The payments, benefits and entitlements set out in this letter shall constitute your complete entitlement and Cott's complete obligation to you regarding the cessation of your employment and the termination of the Employment Agreement. There are no other payments, benefits, perquisities, allowances and entitlements except as otherwise set out in this letter. The amount paid or payable to you by Cott pursuant to this agreement shall be deemed to include amounts owing pursuant to the Employment Standards Act, 2000.

TERM

      7. This agreement is effective as of September 1, 2004 and will terminate on the earlier of (i) the date on which shareowners of Cott fail to elect you as a director of Cott; (ii) the directors of Cott (or any applicable committee thereof) fail to appoint you as chairman of Cott's board of directors; and (iii) upon receipt of 120 days notice by either of party hereto that such party intends to terminate this agreement. Unless otherwise agreed in writing between Cott and you, upon expiry of the period set out herein, this Agreement shall be terminated without further requirement of notice and without further obligation on the part of Cott to you.

GENERAL

      8. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

      9. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective administrators, successors and assigns.
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      10.   Cott and you each acknowledge and agree that they have each obtained independent legal advice in connection with this agreement and their further acknowledge and agree that they have read, understood and agree with all of the terms of hereof and that they are executing this agreement voluntarily and in good faith.

We are very pleased that you plan to continue as chairman of Cott's board of directors. Please indicate your acceptance of this offer by signing the acknowledgement below.

                                      Yours truly,

                                      COTT CORPORATION

                                      Per:    /s/ Serge Gouin
                                           -------------------------------------
                                              Serge Gouin


                                      Per:    /s/ David Harkins
                                           -------------------------------------
                                              David Harkins

Acknowledged, agreed and accepted:


/s/ Frank E. Weise
-------------------------------------
Frank E. Weise III